Mail Stop 3720

      							March 16, 2006

Mr. Gordon Ellison
Chief Financial Officer
BSD Software, Inc.
Suite 300
5824 Second Street, S.W.
Calgary, Alberta
Canada T2H 0H2

	Re:	BSD Software, Inc.
      Form 10-KSB/A for Fiscal Year Ended July 31, 2005
		Filed December 23, 2005

		File No. 0-27075

Dear Mr. Ellison:

	We have completed our review of your Form 10-KSB/A and related filings and do not, at this time, have any further comments.


								Sincerely,

								 /s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE